                    U.S. SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                  FORM 8-K/A

                                CURRENT REPORT

                        Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): April 14, 2000

                           Commission File 000-25687

                                Phone.com, Inc.
                           (A Delaware Corporation)

                 I.R.S. Employer Identification No. 94-3219054


                 800 CHESAPEAKE DRIVE, REDWOOD CITY, CA 94063

                                (650) 562-0200

ITEM 7: FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

On May 15, 2000, Phone.com, Inc. ("Phone.com") filed a Form 8-K to report its acquisition of Onebox.com, Inc., a Delaware Corporation ("Onebox"). Pursuant to
Item 7 of Form 8-K, Phone.com indicated that it would file certain financial information no later than the date required by Item 7 of Form 8-K. This Amendment No. 1 is filed to provide the required financial information.

(a)  FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED


                               Onebox.com, Inc.
                         (a development stage company)

                   For the year ended December 31, 1999 and the periods from inception (May 20, 1998)
                         to December 31, 1999 and 1998

Report of Independent Auditors

Audited Financial Statements

Balance Sheets
Statements of Operations
Statements of Stockholders' Equity
Statements of Cash Flows
Notes to Financial Statements

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders

Onebox.com, Inc.

We have audited the accompanying balance sheets of Onebox.com, Inc. (a development stage company) as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1999 and the periods from inception (May 20, 1998) to December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Onebox.com, Inc. (a development stage company) at December 31, 1999 and 1998, and the results of its operations and its cash flows for the year ended December 31, 1999 and the periods from inception (May 20, 1998) to December 31, 1999 and 1998, in conformity with accounting principles generally accepted in the United States.


                                                              /s/ Ernst & Young

February 18, 2000

                               Onebox.com, Inc.
                         (a development stage company)

                                Balance Sheets

                                                                                                  December 31,
                                                                                          1999                    1998
                                                                               -----------------------------------------------
Assets
Current assets:
 Cash and cash equivalents                                                                $  1,198,503              $2,293,584
 Short-term investments                                                                      1,543,616                       -
 Accounts receivable                                                                            76,451                       -
 Prepaids and other current assets                                                           1,717,223                  53,159
                                                                               -----------------------------------------------
Total current assets                                                                         4,535,793               2,346,743

Property and equipment, net                                                                  6,436,136                 764,339
Purchased software                                                                           1,150,000                       -
Deposits                                                                                       755,675                  17,965
                                                                               -----------------------------------------------
                                                                                          $ 12,877,604              $3,129,047
                                                                               ===============================================
Liabilities and stockholders' equity
Current liabilities:
 Accounts payable                                                                         $    935,569              $  597,602
 Accrued expenses                                                                            2,938,735                  95,726
 Short-term capital lease obligations                                                        1,608,347                       -
                                                                               -----------------------------------------------
Total current liabilities                                                                    5,482,651                 693,328

Long-term capital lease obligations                                                          2,745,148                       -
Long-term debt                                                                                 700,000                       -
Other long-term liabilities                                                                     32,921                       -

Commitments

Stockholders' equity:
 Series A convertible preferred stock, par value $0.001; 9,776,250 shares authorized, 9,776,250 and 9,765,000 shares issued and outstanding at
  December 31, 1999 and 1998, respectively (liquidation preference of
  $9,776,250)                                                                                    9,776                   9,765
 Series B convertible preferred stock, par value $0.001; 7,800,000 shares authorized, 7,064,684 shares issued and outstanding (liquidation preference
  of $40,409,992)                                                                                7,065                       -
 Common stock, par value $0.001; 37,500,000 shares authorized, 13,189,779 and
  6,666,862 shares issued and outstanding at December 31, 1999 and 1998,
  respectively                                                                                  13,190                   6,667
 Additional paid-in capital                                                                 17,096,915               3,230,435
 Deficit accumulated during the development stage                                          (13,210,062)               (811,148)
                                                                               -----------------------------------------------
Total stockholders' equity                                                                   3,916,884               2,435,719
                                                                               -----------------------------------------------
                                                                                          $ 12,877,604              $3,129,047
                                                                               ===============================================

                See notes to consolidated financial statements.

                               Onebox.com, Inc.
                         (a development stage company)

                           Statements of Operations


                                                                    Period from inception
                                               Year ended             (May 20, 1998) to
                                              December 31,               December 31,

                                                              ---------------------------------
                                                  1999              1998              1999
                                          -----------------------------------------------------

Revenues                                       $     84,751         $       -      $     84,751

Cost of revenues                                  3,238,866                 -         3,238,866

Operating expenses:
 Research and development                         2,714,556           610,277         3,324,833
 Sales and marketing                              4,593,457            63,157         4,656,614
 General and administrative                       1,888,455           154,308         2,042,763
                                          -----------------------------------------------------
Total operating expenses                          9,196,468           827,742        10,024,210
                                          -----------------------------------------------------

Loss from operations                            (12,350,583)         (827,742)      (13,178,325)

Interest and other income                           216,245            16,594           232,839
Interest and other expense                         (264,576)                -          (264,576)
                                          -----------------------------------------------------
Net loss                                       $(12,398,914)        $(811,148)     $(13,210,062)
                                          =====================================================

                See notes to consolidated financial statements.

                               Onebox.com, Inc.
                         (a development stage company)

                       Statement of Stockholders' Equity

           Period from inception (May 20, 1998) to December 31, 1999

                                                                                                          Deficit
                                                                                                        Accumulated
                              Convertible Preferred Stock                                Additional      During the        Total
                       ----------------------------------------
                              Series A            Series B           Common Stock          Paid-In      Development    Stockholders'

                       --------------------------------------------------------------
                          Shares    Amount    Shares    Amount     Shares      Amount      Capital         Stage           Equity
                       -------------------------------------------------------------------------------------------------------------


Issuance of common
 stock at $0.001 per
 share to founders for
 cash in August 1998             -   $    -          -   $    -   8,565,300   $ 8,565    $    (2,855)   $          -   $      5,710
Issuance of Series A
 convertible preferred
 stock at $0.33 per
 share in October
 1998, less issuance
 costs of $12,578        9,765,000    9,765          -        -           -         -      3,232,657               -      3,242,422
Repurchase of common
 stock in September
 1998 at $0.0007 per
 share                           -        -          -        -  (1,898,438)   (1,898)           633               -         (1,265)

Net loss since
 inception                       -        -          -        -           -         -              -        (811,148)      (811,148)

                       -------------------------------------------------------------------------------------------------------------

Balances at December
 31, 1998                9,765,000    9,765          -        -   6,666,862     6,667      3,230,435        (811,148)     2,435,719
Issuance of Series A
 convertible preferred
 stock at $0.33 in
 January 1999               11,250       11          -        -           -         -          3,739               -          3,750
Issuance of Series B
 convertible preferred
 stock at $1.91 per
 share in June 1999,
 less issuance costs
 of $33,484                      -        -  7,064,684    7,065           -         -     13,434,157               -     13,441,222

Issuance of warrants
 to purchase Series A
 preferred stock in
 connection with lease
 financing                       -        -          -        -           -         -         70,461               -         70,461
Issuance of common
 stock to employees
 and consultants at
 $0.03-$0.33 per share
 for cash and services           -        -          -        -     544,895       545         25,763               -         26,308
Exercise of options to
 purchase common stock
 in August 1999 -
 October 1999 at
 $0.0007-$0.03 per
 share                           -        -          -        -   6,520,286     6,520        340,997               -        347,517
Repurchase of common
 stock at $0.03-$0.33
 per share                       -        -          -        -    (542,264)     (542)        (8,637)              -         (9,179)

Net loss                         -        -          -        -           -         -              -     (12,398,914)   (12,398,914)

                       -------------------------------------------------------------------------------------------------------------

Balances at December
 31, 1999                9,776,250   $9,776  7,064,684   $7,065  13,189,779   $13,190    $17,096,915    $(13,210,062)  $  3,916,884
                       =============================================================================================================


                See notes to consolidated financial statements.

                               Onebox.com, Inc.
                         (a development stage company)

                           Statements of Cash Flows

               Increase (decrease) in cash and cash equivalents

                                                                                                Periods from inception
                                                                               Year ended         (May 20, 1998) to
                                                                              December 31,           December 31,
                                                                                             ---------------------------
                                                                                  1999           1998           1999
                                                                           ---------------------------------------------
Operating activities
Net loss                                                                      $(12,398,914)   $ (811,148)   $(13,210,062)
Adjustments to reconcile net loss to net cash used in operating activities:
 Depreciation                                                                    1,257,285         8,396       1,265,681
 Warrant expense                                                                    17,615             -          17,615
 Changes in assets and liabilities:
  Accounts receivable                                                              (76,451)            -         (76,451)
  Prepaids and other current assets                                             (1,611,218)      (53,159)     (1,664,377)
  Deposits                                                                        (737,710)      (17,965)       (755,675)
  Accounts payable                                                                 337,967       597,602         935,569
  Accrued expenses                                                               2,843,009        95,726       2,938,735
  Other long-term liabilities                                                       32,921             -          32,921
                                                                           ---------------------------------------------
Net cash used in operating activities                                          (10,335,496)     (180,548)    (10,516,044)
                                                                           ---------------------------------------------

Investing activities
Capital expenditures                                                            (6,929,082)     (772,735)     (7,701,817)
Purchase of capitalized software                                                (1,150,000)            -      (1,150,000)
Purchase of marketable securities                                               (1,543,616)            -      (1,543,616)
                                                                           ---------------------------------------------
Net cash used in investing activities                                           (9,622,698)     (772,735)    (10,395,433)
                                                                           ---------------------------------------------

Financing activities
Proceeds from capital lease obligations                                          5,010,822             -       5,010,822
Proceeds from debt                                                                 700,000             -         700,000
Principal payments under capital lease obligations                                (657,327)            -        (657,327)
Proceeds from issuance of preferred stock, net                                  13,444,972     3,242,422      16,687,394
Proceeds from issuance of common stock                                             373,825         5,710         379,535
Repurchase of common stock                                                          (9,179)       (1,265)        (10,444)
                                                                           ---------------------------------------------

Net cash provided by financing activities                                       18,863,113     3,246,867      22,109,980

Net increase in cash and cash equivalents                                       (1,095,081)    2,293,584       1,198,503
Cash and cash equivalents at beginning of period                                 2,293,584             -               -
                                                                           ---------------------------------------------
Cash and cash equivalents at end of period                                    $  1,198,503    $2,293,584    $  1,198,503
                                                                           =============================================

Supplemental schedule of cash flow information
Interest paid                                                                 $    153,634    $        -    $    153,634
                                                                           =============================================

Supplemental disclosure of noncash financing activities
Warrants issued in connection with lease financing                            $     70,461    $        -    $     70,461
                                                                           =============================================

                See notes to consolidated financial statements.

                               Onebox.com, Inc.
                         (a development stage company)

                         Notes to Financial Statements

                               December 31, 1999


1. Organization and Summary of Significant Accounting Policies

Nature of Operations

Onebox.com, Inc. (the "Company") was incorporated in the state of Delaware on May 20, 1998. The Company is engaged in web-based services that simplify and reduce the cost of communications for consumers and businesses.

The Company has incurred losses to date of approximately $13,200,000. The Company expects such losses to continue until the Company successfully completes development and market introduction of its products. Consequently, management recognizes the need to raise additional funds from outside sources. Management believes currently available resources along with proceeds from Series C preferred stock offering (see Note 8) will provide sufficient funds to enable the Company to meet its obligations through at least December 31, 2000. If anticipated operations are not achieved, management has the intent and believes it has the ability to delay or reduce expenditures so as not to require additional financial resources if such resources were not available.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ materially from these estimates.

Revenue Recognition

Revenues are derived principally from short-term on-line advertising contracts in which the Company guarantees a minimum number of impressions (a view of an advertisement by a consumer) for a fixed fee. These revenues are generally recognized ratably over the term of the agreements, provided that the Company does not have any significant remaining obligations and collection of the resulting receivable is probable. To the extent that impression deliveries do not meet the guarantees, the Company defers recognition of the corresponding revenues.

Revenues are derived principally from a Service Distribution Agreement (see Note
4) in which the Company agrees to co-brand an Internet Website. The Company receives 25% of the advertising revenue generated by the co-branded Website, which is determined and remitted to Onebox.com directly by the Website's co-owner.

Cash, Cash Equivalents, and Short-Term Investments

Onebox.com generally invests its excess cash in money market accounts, certificates of deposits and U.S. Treasury bills. Onebox.com considers all highly liquid investments with a maturity from date from original purchase of three months or less to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

Onebox.com classifies its short-term investment as "available-for-sale." Onebox.com considers all investments with a maturity date of one year from date of original purchase to be short-term investments. These investments are recorded at fair value based on quoted market prices. The amortized cost of these investments approximates their fair value. Unrealized gains and losses are not material and have, therefore, not been shown separately.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation which is provided using the straight-line method over the estimated useful lives of the assets, generally three to five years. Equipment purchased under capital lease is amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the lease term.

Advertising Expense

Advertising is expensed as incurred. Advertising expense was approximately $2,600,000 and none for the year ended December 31, 1999 and the period from inception (May 20, 1998) to December 31, 1998, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees ("APB 25")," and has adopted the disclosure only alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

Research and Development

Research and development expenditures are generally charged to operations as incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon the completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant. Accordingly, the Company has charged all such costs to research and development expense in the period incurred.

Onebox.com adopted SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" during 1999, which requires capitalization of certain costs incurred during the development of internal use software. Through December 31, 1999 capitalizable costs incurred have not been significant for any development project. Accordingly, Onebox.com has charged all costs to research and development expense in the periods they were incurred.

Recent Pronouncements

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." ("SFAS No. 133"). SFAS No. 133 establishes methods for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because Onebox.com does not currently hold any derivative instruments and does not engage in hedging activities, the adoption of SFAS No. 133 is not expected to have a significant impact on its financial position, results of operations or cash flows. Onebox.com will be required to implement SFAS No. 133, as amended, for the year ending December 31, 2001.

In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"). SAB 101 summarizes the Staff's views in applying generally accepted accounting principles to revenue recognition. The Company believes that its current revenue recognition principles comply with SAB 101.

Other Comprehensive Income (Loss)

Other comprehensive income (loss) includes revenues and expenses and gains and losses that are not included in net loss, but, rather are recorded directly in stockholders' equity. To date, Onebox.com has not had any significant transactions that are required to be reported in other comprehensive income
(loss).

2. Property and Equipment

Property and equipment are stated at cost and consist of the following:

                                                          December 31,
                                                    1999                1998
                                           ----------------------------------------

Computer equipment and software                      $2,549,553            $652,894
Furniture and equipment                                 175,648             119,841
Leased equipment                                      4,976,616                   -
                                           ----------------------------------------
                                                      7,701,817             772,735
Accumulated depreciation                              1,265,681               8,396
                                           ----------------------------------------
                                                     $6,436,136            $764,339
                                           ========================================

3. Purchased Software License

In December 1999, the Company signed a $1,840,000 Software License Agreement. Under the agreement, the Company paid $1,150,000 for a software license for software to be integrated into the Onebox.com product, subject to maximum of 35 million users. The license will be amortized to cost of goods sold as products are sold. In addition to the license, the Company purchased three years of technical support and maintenance for $690,000, which will be amortized over the three years, beginning in December 1999.

4. Service Distribution Agreement

In September 1999, the Company entered into a two-year Service Distribution Agreement to co-brand an Internet website. The agreement calls for Onebox.com to pay $2,250,000 for distribution, marketing, and advertising of the co-branded site. The payment will be made in two installments; $1,500,000 on the effective date of the agreement and $750,000 payable on the first anniversary of the effective date. These fees are being amortized over the two years, beginning in September 1999, and are classified as a current asset on the balance sheet. In addition to these payments, Onebox.com will be paid 25% of the advertising revenue generated by the co-branded website. Revenue related to this agreement was $84,559 for the year ended December 31, 1999.

5. Commitments

As of December 31, 1999, minimum payments under all noncancelable lease agreements were as follows:

                                                   Capital            Operating
                                                   Leases               Leases
                                           -----------------------------------------

Years ending December 31:
 2000                                               $ 1,927,841           $1,357,624
 2001                                                 1,927,841            1,397,090
 2002                                                 1,036,543              680,600
 2003                                                         -                    -
 2004 and thereafter                                          -                    -
                                           --------------------  -------------------
Total minimum lease payments                          4,892,225           $3,435,314
                                                                 ===================
Less amount representing interest                      (538,730)
                                           --------------------
Present value of future payments                      4,353,495
Less current portion                                 (1,608,347)
                                           --------------------
Long-term portion                                   $ 2,745,148
                                           ====================

The Company leases its main facility under a noncancelable operating lease agreement, which expires in 2002. Rent expense was approximately $700,000 and $65,000 for the year ended December 31, 1999 and for the period from inception (May 20, 1998) to December 31, 1998, respectively. The Company subleases a portion of its facility under a noncancelable operating lease agreement, which expires in February 2002. Sublease rental income was approximately $163,000 for the year ended December 31, 1999 and none for the period from inception (May 20, 1998) to December 31, 1998.

In March 1999, the Company entered into a Master Lease Agreement with a financial institution for the purchase of up to $3,000,000 of equipment, software and leasehold improvements. Advances under this agreement are treated as capital leases and may only be used to finance purchases of equipment and software, subject to certain limitations. Advances are secured by the assets acquired. The advances bear interest at 7% per annum and are payable in 36 monthly installments of principal and interest. At December 31, 1999, none remained available and the Company owed approximately $2,700,000 under this agreement.

In June 1999, the Company entered into a $700,000 Loan and Security Agreement with a lender for the purchase of equipment. The loan bears interest at a rate of 8.75% per annum and is payable beginning in December 2002. The loan is secured by the assets acquired.

In August 1999, the Company entered into a lease agreement with a financial institution for the purchase of approximately $400,000 in equipment. The lease is payable in 30 equal monthly payments of approximately $13,500 beginning in September 1999. As of December 31, 1999 the Company owed approximately $346,000 under this lease agreement.

In September 1999, the Company entered into a Master Lease Agreement for the purchase of approximately $1,400,000 in equipment. Advances under this agreement are treated as capital leases and are secured by the assets acquired. The advances bear interest at approximately 14% per annum and are payable in 36 monthly installments of principal and interest. At December 31, 1999, the Company owed approximately $1,300,000 under this agreement.

6. Stockholders' Equity

Convertible Preferred Stock

In October 1998, the Company issued 9,765,000 Series A convertible preferred shares at a price of $0.33 per share under a stock purchase agreement. In May 1999, the Company issued 7,064,684 Series B convertible preferred shares at a price of $1.91 per share under a stock purchase agreement.

Each share of Series A and B convertible preferred stock is, at the option of the holder, convertible into one share of common stock, subject to certain adjustments for dilution, if any, resulting from future stock issuances. The outstanding shares of convertible preferred stock automatically convert into common stock (i) upon the affirmative vote of the majority of each class of preferred stock or (ii) immediately prior to the closing of an underwritten public offering of common stock under the Securities Act of 1933 provided that, with respect to Series A, the Company receives at least $15,000,000 in gross proceeds and the price per share is at least $2.50 and, with respect to Series B, the product of the price per share to the public and the aggregate number of shares of the Company's common stock outstanding prior to such an offering is at least $150,000,000 and aggregate proceeds to the Company are not less than $15,000,000.

Series A and B convertible preferred stockholders are entitled to noncumulative dividends of $0.03 and $0.15 per share, respectively. Dividends will be paid only when declared by the board of directors out of legally available funds. No dividends have been declared as of December 31, 1999.

Series A and B convertible preferred stock have liquidation preferences of $0.33 and $3.81 per share, respectively, with the remaining liquidation occurring on a pro rata basis between common and preferred stock until holders of Series A and B preferred stock have received an aggregate, which includes the initial liquidation preference, of $1.00 and $5.72 per share, respectively.

The Series A and B convertible preferred stockholders have voting rights equal to the common shares issuable upon conversion of their preferred shares.

Common Stock

The Company has sold 9,110,195 shares of common stock to employees and investors for $0.001 to $0.50 per share. Of these shares, 8,565,300 are subject to repurchase by the Company, at the price paid by the stockholder, in the event of termination of services by the stockholder to the Company; the repurchase right lapses over a 48-month period. Of these shares, 310,200 are subject to repurchase until the sooner of the date on which the last of four milestones are met or five years from April 1999. During the period from inception (May 20, 1998) to December 31, 1999, 2,440,702 shares of common stock were repurchased. As of December 31, 1999, the Company had 2,377,800 shares of common stock outstanding subject to repurchase.

At December 31, 1999, an aggregate of 20,066,049 shares of common stock were reserved for issuance upon exercise of warrants, the conversion of preferred stock, outstanding stock options and stock options reserved for issuance.

Stock Warrants

In conjunction with a capital lease agreement, the Company issued the lenders warrants to purchase an aggregate of 81,301 shares of its Series A convertible preferred stock at $1.47 per share. The warrants shall be exercisable for a period of (i) seven years or (ii) three years from the effective date of the company's initial public offering, whichever is earlier. The warrants were valued using the Black-Scholes model (0.5 volatility, seven year life, $1.47 exercise price, and a 6% risk-free interest rate). The total value of $70,461 will be amortized to interest expense over the term of the capital lease.

1999 Incentive Stock Plan

As discussed in Note 1, the Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options. The alternative fair value accounting provided for under Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

During the period ended December 31, 1999, the Company adopted the 1999 Stock Plan (the "Plan"). Under the Plan, up to 9,664,100 shares of the Company's common stock may be granted as options or sold to eligible participants. Under the Plan, options to purchase common stock may be granted at no less than 85% of the fair value on the date of the grant (110% of fair value in certain instances), as determined by the board of directors. Options generally vest over a 48-month period and have a maximum term of ten years.

Pro forma information regarding net income is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options under the fair value method of FAS 123. The fair value of these options was estimated at the date of grant using the minimum value method option pricing model with the following weighted-average assumptions for the period from inception (May 20, 1998) to December 31, 1999: risk-free interest rates of 6%; a dividend yield of 0%; and a weighted-average expected life of the option of five years.

The effect of applying FAS 123 to the Company's stock option awards did not result in pro forma net loss that was materially different from amounts reported. Therefore, such pro forma information is not separately presented herein. Future pro forma net income/loss results may be materially different from actual amounts reported.

Information with respect to stock option activity is summarized as follows:

                                                                Options Outstanding
                                         Options     ----------------------------------------      Weighted-
                                      Available for      Number of Shares       Price Per      Average Exercise
                                          Grant                                   Share              Price

                                  ------------------------------------------------------------------------------
Shares authorized                           6,833,137                   -                   -
Options granted                            (1,480,702)          1,480,702         $      0.03              $0.03
                                  -----------------------------------------------------------
Balance at December 31, 1998                5,352,435           1,480,702         $      0.03              $0.03
Additional shares authorized                2,830,963                   -                   -                  -
Options granted                            (7,249,350)          7,249,350         $0.03-$0.33              $0.10
Options exercised                                   -          (6,520,286)        $0.03-$0.33              $0.05
Options canceled                              628,767            (628,767)        $0.03-$0.33              $0.09
                                  -----------------------------------------------------------
Balance at December 31, 1999                1,562,815           1,580,999         $0.03-$0.33              $0.33
                                  ===========================================================

The weighted-average fair value of options granted was $0.02 during the year ended December 31, 1999 and $0.01 during the period from inception (May 20, 1998) to December 31, 1998.

As of December 31, 1999, no options to purchase shares were exercisable. The weighted-average remaining contractual life of all outstanding options is 9.2 years.

7. Income Taxes

As of December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $13.2 million and $10.2 million, respectively. The Company also had federal research and development tax credit carryforwards of approximately $100,000. The federal and state net operating loss and credit carryforwards will expire at various dates beginning in the year 2006 through 2019, if not utilized.

Utilization of the federal and state net operating loss and credit carryforwards may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before utilization.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting and the amount used for income tax purposes. Significant components of the Company's deferred tax assets for federal and state income taxes as of December 31 are as follows:

                                                    1999                 1998
                                           -----------------------------------------
                                                          (In thousands)
Deferred tax assets:
 Net operating loss carryforwards                       $ 5,100                $ 300
 Research and development credits                           100                    -
 Capitalized research and development
  expenses                                                  200                    -
 Other, net                                                   -                    -
                                           -----------------------------------------
Total deferred tax assets                                 5,400                  300
Valuation allowance                                      (5,400)                (300)
                                           -----------------------------------------
Net deferred taxes                                      $     -                $   -
                                           =========================================

Due to the Company's lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $300,000 during the year ended December 31, 1998, respectively.

8. Subsequent Events

Stock Split

In February 2000, the Company effected a three-for-two stock split of its preferred and common stock. All share and per share information included in these financial statements has been retroactively adjusted to reflect this stock split.

Series C Preferred Stock

In February 2000, the Company issued 1,856,374 Series C convertible preferred shares at a price of $7.45 per share under a stock purchase agreement.

Each share of Series C convertible preferred stock is, at the option of the holder, convertible into one share of common stock, subject to certain adjustments for dilution, if any, resulting from future stock issuances. The outstanding shares of convertible Series C preferred stock automatically convert into common stock immediately prior to the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $25,000,000 in gross proceeds and the price per share is at least $1.67.

Series C convertible preferred stockholders are entitled to noncumulative dividends of $0.60 per share.

Series C convertible preferred stock has an initial liquidation preference of $14.90, with the remaining liquidation occurring on a pro rata basis between common and preferred stock until holders of Series C preferred stock have received an aggregate, which includes the initial liquidation preference, of $22.35 per share.

The Series C convertible preferred stockholders have voting rights equal to the common shares issuable upon conversion of their preferred shares.

Merger with Phone.com

In February 2000, the Company signed a merger agreement with Phone.com, Inc. Under the agreement, Phone.com agreed to purchase all of Onebox.com's outstanding common and preferred stock and assume all unexpired and unexercised outstanding options, warrants, and other rights for 6,469,413 shares of Phone.com common stock.

      Onebox.com, Inc.
      (a development stage company)

      Index to Unaudited Condensed Financial Statements

      Unaudited Condensed Balance Sheet as of March 31, 2000
      Unaudited Condensed Statements of Operations for the three months ended March 31, 2000 and 1999
      Unaudited Condensed Statements of Cash Flows for the three months ended March 31, 2000 and 1999
      Notes to Unaudited Condensed Financial Statements

ONEBOX.COM, INC.
(A DEVELOPMENT STAGE COMPANY)

UNAUDITED CONDENSED BALANCE SHEET
As of March 31, 2000

(in thousands)

Assets
Current assets:
        Cash and cash equivalents                                        $  7,293
        Accounts receivable                                                    93
        Prepaids and other current assets                                   2,467
                                                                           -------
Total current assets                                                        9,853


Property and equipment, net                                                 7,141
Deposits                                                                      756
                                                                           -------
                                                                         $ 17,750
                                                                           =======

Liabilities and stockholders' equity
Current liabilities:
        Accounts payable                                                 $    726
        Accrued expenses                                                    1,315
        Short-term capital lease obligations                                   28
                                                                            ------
Total current liabilities                                                   2,069

Long-term capital lease obligations                                         3,965
Long-term debt                                                                  -
Other long-term liabilities                                                    32
                                                                           -------
Total liabilities                                                           6,066
                                                                           -------
Stockholders' equity
        Convertible preferred stock                                            24
        Common stock                                                            9
        Additional paid-in capital                                         30,973
        Notes receivable from stockholders                                   (122)
        Deficit accumulated during the development stage                  (19,200)
                                                                           -------
Total stockholders' equity                                                 11,684
                                                                           -------
                                                                         $ 17,750
                                                                           =======


ONEBOX.COM, INC.
(A DEVELOPMENT STAGE COMPANY)

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
For the three months ended March 31, 2000 and 1999

(in thousands)

                                                       Three months ended March 31,
                                                         2000               1999
                                                         -----              ----
Revenues                                             $     92            $      -

Cost of revenues                                        1,932                  46

Operating expenses:
        Research and development                        1,263                 354
        Sales and marketing                             2,086                  95
        General and administrative                        778                 281
                                                       ------               -----
Total operating expenses                                4,127                 730
                                                       ------               -----
Loss from operations                                   (5,967)               (776)

Interest and other income                                  92                  13
Interest and other expense                               (115)                 (3)
                                                       ------               -----
Net loss                                             $ (5,990)           $   (766)
                                                       ======               =====

ONEBOX.COM, INC.
(A DEVELOPMENT STAGE COMPANY)
UNAUDITED STATEMENTS OF CASH FLOWS
For the 3 months ended March 31, 2000 and 1999
(in thousands)

                                                                           2000          1999
                                                                           ----          ----

Operating activities
Net loss                                                                  $(5,990)      $  (766)
Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation                                                          1,461            66
      Changes in assets and liabilities:
            Accounts receivable                                               (17)            -
            Prepaids and other current assets                                (750)          (34)
            Deposits                                                            -           (93)
            Accounts payable                                                 (210)         (451)
            Accrued expenses                                               (1,596)          (29)
            Other long-term liabilities                                        (1)            -
                                                                          -------       -------
Net cash used in operating activities                                      (7,103)       (1,307)
                                                                          -------       -------

Investing activities
Capital expenditures                                                       (1,016)       (2,068)
Sales of short-term investments                                             1,544             -
                                                                          -------       -------
Net cash provided by (used in) investing activities                           528        (2,068)
                                                                          -------       -------

Financing activities
Proceeds from capital lease obligations                                         6         2,418
Debt repayments                                                              (700)            -
Principal payments under capital lease obligations                           (394)          (39)
Proceeds from issuance of preferred stock, net                             13,761           103
Proceeds from issuance of common stock                                          1             1
Repurchase of common stock                                                     (5)           (2)
                                                                          -------       -------
Net cash provided by financing activities                                  12,669         2,481
                                                                          -------       -------

Net increase (decrease) in cash and cash equivalents                        6,094          (894)
Cash and cash equivalents at beginning of period                            1,199         2,294
                                                                          -------       -------
Cash and cash equivalents at end of period                                $ 7,293       $ 1,400
                                                                          =======       =======

                                ONEBOX.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

                                 MARCH 31, 2000

1. BASIS OF PRESENTATION

   The unaudited condensed financial statements included herein have been prepared by the Company in accordance with generally accepted accounting principles and reflect all adjustments, consisting only of normal recurring adjustments which in the opinion of management are necessary to fairly state the Company's financial position, results of operations, and cash flows for the periods presented. Through March 31, 2000, the Company was active in product development, the acquisition of equipment and facilities, raising capital, and had virtually no revenues. Accordingly, the Company was in the development stage, and the financial statements have been prepared on a going-concern basis. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for any subsequent quarter.

2. SUBSEQUENT EVENT

   On February 14, 2000, the Company signed a definitive agreement to be acquired by Phone.com, Inc. In connection with the acquisition, which was completed on April 14, 2000, Phone.com issued approximately 6.5 million shares of its common stock in exchange for all of the outstanding common stock and preferred stock of Onebox, and assumed options and warrants of Onebox for total consideration valued at approximately $800 million.

(b)  PRO FORMA FINANCIAL INFORMATION


                       PHONE.COM, INC. AND SUBSIDIARIES
          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations for future periods or the results of operations or financial position that actually would have been realized had Phone.com, Onebox, AtMotion, Paragon and the WAP business of APiON ("the Companies") been a combined company during the specified periods. The unaudited pro forma combined condensed financial statements, including the related notes, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements and related notes thereto of Phone.com and the Companies, included elsewhere in this submission and in Phone.com's S-1 Registration Statement filed October
28, 1999, and in Phone.com's Current Reports on Form 8-K, as amended, dated February 8, and March 4, 2000. The following unaudited pro forma combined condensed financial statements give effect to Phone.com's acquisitions of the Companies using the purchase method of accounting. The pro forma combined condensed financial statements are based on the respective historical audited and unaudited financial statements and related notes of Phone.com and the Companies.

     The pro forma adjustments are preliminary and are based upon available information and certain assumptions that management believes are reasonable.
The pro forma financial data do not necessarily reflect the results of operations or the financial position of the Company that would have resulted had the acquisitions been consummated as of the date or for the period indicated, and the pro forma financial data exclude the non-recurring effects of certain purchase adjustments related to the acquisitions that will be reflected in financial statements prepared in accordance with generally accepted accounting principles. The pro forma adjustments are based on management's preliminary assumptions regarding purchase accounting adjustments that will be determined in accordance with the purchase accounting provisions of Accounting Principles Board Opinion No. 16, "Business Combinations" and related pronouncements. The actual allocation of the purchase price will be adjusted in accordance with Statement of Financial Accounting Standards No. 38, "Accounting for Preacquisition Contingencies of Purchase Enterprises," to the extent that actual amounts differ from management's estimates. The actual adjustments may differ materially from those presented in these pro forma financial statements. A change in the pro forma adjustments would result in a reallocation of the purchase price affecting the value assigned to the long-term tangible and intangible assets or, in some circumstances, resulting in a charge to the statement of operations. The effect of these changes on the statement of operations will depend on the nature and amounts of the assets and liabilities adjusted. See notes to the pro forma combined condensed financial statements.

     The unaudited pro forma combined condensed balance sheet assumes that the acquisition of Onebox took place on March 31, 2000, and combines Phone.com's March 31, 2000 consolidated balance sheet with Onebox's March 31, 2000 balance sheet. The Phone.com March 31, 2000 balance sheet includes assets and liabilities relating to the acquisition of the WAP business of APiON, which was completed October 26, 1999, the acquisition of AtMotion, which was completed February 8, 2000 and the acquisition of Paragon, which was completed March 4, 2000. The unaudited pro forma combined condensed statements of operations assumes the acquisitions took place on July 1, 1998, and combines Phone.com's consolidated statement of operations for the year ended June 30, 1999 and the nine months ended March 31, 2000 with the WAP business of APiON's statement of operations for the year ended March 31, 1999 and the nine months ended December 31, 1999, respectively; and AtMotion's, Paragon's and Onebox's statement of operations for the year ended June 30, 1999 and the nine months ended March 31, 2000, respectively, with the results of operations for each company acquired included in the respective company's historical results of operations up to the respective dates of acquisition.

                                             PHONE.COM INC. AND SUBSIDIARIES

                                  UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                                     MARCH 31, 2000

                                                     (In thousands)

                                                                    HISTORICAL                               PRO FORMA
                                                       --------------------------------     -----------------------------------
                                                           PHONE.COM          ONEBOX           ADJUSTMENTS           COMBINED
                                                       ----------------  --------------     ----------------       ------------
ASSETS
Current assets:
  Cash and cash equivalents                             $       123,782    $      7,293          $         -       $    131,075
  Short-term investments                                        373,157               -                    -            373,157
  Accounts receivable                                            33,061              93                    -             33,154
  Prepaid expenses and other current assets                       4,888           2,467                    -              7,355
                                                       ----------------  --------------     ----------------       ------------
       Total current assets                                     534,888           9,853                    -            544,741

Property and equipment, net                                      17,172           7,141               (3,787) (a)        20,526
Deposits and other assets                                         3,153             756                                   3,909
Goodwill and intangible assets, net                             934,126               -              805,536  (b)     1,739,662
                                                       ----------------  --------------     ----------------       ------------
                                                        $     1,489,339    $     17,750        $     801,749       $  2,308,838
                                                       ================  ==============     ================       ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Current portion of equipment loan
      and capital lease obligations                     $         1,014    $          -        $           -       $      1,014
    Accounts payable                                              4,259           2,017                    -              6,276
    Accrued liabilities - acquisition related                    30,764               -               20,000  (b)        50,764
    Other accrued liabilities                                    23,101              28                    -             23,129
    Deferred revenue                                             62,993              23                    -             63,016
                                                       ----------------  --------------     ----------------       ------------
         Total current liabilities                              122,131           2,068               20,000            144,199

Equipment loans and capital lease obligations,
    less current portion                                          1,766           3,998                    -              5,764
                                                       ----------------  --------------     ----------------       ------------
         Total liabilities                                      123,897           6,066               20,000            149,963
                                                       ----------------  --------------     ----------------       ------------
Stockholders' equity:
    Convertible preferred stock                                       -              24                  (24) (b)             -

    Common stock                                                     75               9                   (9) (b)
                                                                                                           6  (b)            81
    Additional paid-in capital                                1,515,199          30,973              (30,973) (b)
                                                                                                     797,849  (b)     2,313,048
    Deferred stock-based compensation                            (7,322)              -                    -             (7,322)
    Treasury stock                                                 (196)              -                    -               (196)
    Notes receivable from stockholders                             (837)           (122)                   -               (959)
    Accumulated deficit                                        (141,477)        (19,200)              (4,300) (b)
                                                                                                      19,200  (b)      (145,777)
                                                       ----------------  --------------     ----------------       ------------
         Total stockholders' equity                           1,365,442          11,684              781,749          2,158,875
                                                       ----------------  --------------     ----------------       ------------
                                                        $     1,489,339    $     17,750        $     801,749       $  2,308,838
                                                       ================  ==============     ================       ============

                    See accompanying notes to unaudited pro forma combined condensed financial statements.

                        PHONE.COM INC. AND SUBSIDIARIES

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                           YEAR ENDED JUNE 30, 1999

                     (In thousands, except per share data)

                                       HISTORICAL            PRO FORMA                 HISTORICAL                 PRO FORMA
                                  -------------------  ---------------------   --------------------------  -----------------------
                                  PHONE.COM    ONEBOX  ADJUSTMENTS  COMBINED   APION    ATMOTION   PARAGON  ADJUSTMENTS    COMBINED
                                  ---------    ------  -----------  --------   ------  --------   -------  -----------    --------
Revenues:
   License                         $  5,229   $     -  $        -   $  5,229  $     -   $     -   $ 2,185   $       -    $   7,414
   Maintenance and
    support services                  5,921         -           -      5,921        -         -         -           -        5,921
   Consulting services                2,292         -           -      2,292        -         -         -           -        2,292
                                  ---------    ------  -----------  --------   ------  --------   -------  -----------    --------
         Total revenues              13,442         -           -     13,442        -         -     2,185           -       15,627
                                  ---------    ------  -----------  --------   ------  --------   -------  -----------    --------
Cost of revenues:
   License                              371       461            -       832        -         -       544           -        1,376
   Maintenance and
    support services                  3,022         -            -     3,022        -         -         -           -        3,022
   Consulting services                1,146         -            -     1,146        -         -         -           -        1,146
                                  ---------    ------  -----------  --------   ------  --------   -------  -----------    --------
         Total cost of revenues       4,539       461            -     5,000        -         -       544           -        5,544
                                  ---------    ------  -----------  --------   ------  --------   -------  -----------    --------
         Gross profit                 8,903      (461)           -     8,442        -         -     1,641           -       10,083
                                  ---------    ------  -----------  --------   ------  --------   -------  -----------    --------
Operating expenses:
   Research and development          13,082     1,231            -    14,313      432     4,671       792           -       20,208
   Sales and marketing               10,840       377            -    11,217      227         -     1,680           -       13,124
   General and administrative         4,432     1,349            -     5,781      425     1,489       925           -        8,620
   Stock-based compensation           1,011         -            -     1,011        -         -       601       3,821 (c)
                                                                                                                 (601)(k)    4,832
   Amortization of goodwill
    and other intangible assets           -         -    268,512 (1) 268,512        -         -         -      81,160 (d)
                                                                                                        -      95,058 (f)
                                                                                                              153,603 (i)  598,333
                                  ---------    ------  -----------  --------   ------  --------   -------  -----------    --------
         Total operating expenses    29,365     2,957    268,512     300,834    1,084     6,160     3,998     333,041      645,117
                                  ---------    ------  -----------  --------   ------  --------   -------  -----------    --------
         Operating loss             (20,462)   (3,418)  (268,512)   (292,392)  (1,084)   (6,160)   (2,357)   (333,041)    (635,034)

Interest income(expense), net         1,803        48          -       1,851        -      (141)        -           -        1,710
                                  ---------    ------  -----------  --------   ------  --------   -------  -----------    --------
         Loss before income taxes   (18,659)   (3,370)  (268,512)   (290,541)  (1,084)   (6,301)   (2,357)   (333,041)    (633,324)

Income taxes                          2,104         -          -       2,104      147         -         -           -        2,251
                                  ---------    ------  -----------  --------   ------  --------   -------  -----------    --------
         Net loss                   (20,763)   (3,370)  (268,512)   (292,645)  (1,231)   (6,301)   (2,357)   (333,041)    (635,575)

Preferred stock accretion                 -         -          -          -         -      (363)        -         363 (h)        -
                                  ---------    ------  -----------  --------   ------  --------   -------  -----------    --------
         Net loss attributable
          to common stockholders   $(20,763)  $(3,370) $(268,512)   (292,645) $(1,231)  $(6,664)  $(2,357)  $(332,678)   $(635,575)
                                  =========    ======   =========   ========   ======  ========   =======  ===========    ========

Basic and diluted net loss
   per share                       $  (1.49)                          (14.53)                                            $  (23.02)
                                  =========                          ========                                              ========
Shares used in computing
 basic and diluted net loss
 per share                           13,932               6,208 (m)   20,140
                                  =========                           =======                                   2,393 (e)
                                                                                                                2,025 (g)
                                                                                                                3,051 (j)   27,609
                                                                                                                            ======

  See accompanying notes to unaudited pro forma combined condensed financial statements.

                        PHONE.COM INC. AND SUBSIDIARIES

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                       NINE MONTHS ENDED MARCH 31, 2000

                     (In thousands, except per share data)

                                   HISTORICAL              PRO FORMA                 HISTORICAL                   PRO FORMA
                             -----------------------  --------------------  ----------------------------   -----------------------
                             PHONE.COM       ONEBOX   ADJUSTMENTS   COMBINED  APION    ATMOTION    PARAGON   ADJUSTMENTS    COMBINED
                             ---------      --------  ----------    --------  -----    -------     -------   -----------    --------
Revenues:
   License                   $  24,751      $    177           -    $24,928 $   473    $    -     $ 1,843     $        - $  27,244
   Maintenance and
    support services             9,448             -           -      9,448       -         -           -              -     9,448
   Consulting services           5,791             -           -      5,791       -         -           -              -     5,791
                             ---------      --------   ---------    --------  -----    -------     -------   -----------   --------
         Total revenues         39,990           177           -     40,167     473         -       1,843              -    42,483
                             ---------      --------   ---------    --------  -----    -------     -------   -----------   --------
Cost of revenues:
   License                       1,086         4,709           -      5,795     310         -       1,127              -     7,232
   Maintenance and
    support services             6,862             -           -      6,862       -         -           -              -     6,862
   Consulting services           3,433             -           -      3,433       -         -           -              -     3,433
                             ---------      --------   ---------    --------  -----    -------     -------   -----------   --------
         Total cost of
          revenues              11,381         4,709           -     16,090     310         -       1,127              -    17,527
                             ---------      --------   ---------    --------   -----    -------     -------   -----------   --------
         Gross profit           28,609        (4,532)          -     24,077     163         -         716              -    24,956
                             ---------      --------   ---------    --------   -----    -------     -------   -----------   --------
Operating expenses:
   Research and
    development                 25,051         2,777           -     27,828     197     3,563       1,745              -    33,333
   Sales and marketing          21,958         6,186           -     28,144     276         -       2,485              -    30,905
   General and
    administrative               8,113         2,202           -     10,315     241     1,757       3,292              -    15,605
   Stock-based
    compensation                 3,581             -           -      3,581       -         -       3,189            955 (c)
                                                                                                                  (3,189)(k) 4,536
   Amortization of
    goodwill and
    other intangible
    assets                      62,939             -     201,384(1) 264,323       -         -           -         47,185 (d)
                                                                                                                  71,294 (f)
                                                                                                                 115,202 (i)498,004
In-process research
    and development             18,190             -                 18,190       -         -           -              -     18,190
                             ---------      --------   ---------    --------   -----    -------     -------   -----------   --------
         Total operating
          expenses             139,832        11,165     201,384    352,381     714     5,320      10,711        231,447    600,573
                             ---------      --------   ---------    --------   -----    -------     -------   -----------   --------
         Operating loss       (111,223)      (15,697)   (201,384)  (328,304)   (551)   (5,320)     (9,995)      (231,447)  (575,617)


Interest income(expense),
 net                            12,791          (103)          -     12,688       -       (68)         13              -     12,633
                             ---------      --------   ---------    --------   -----    -------     -------   -----------   --------
         Loss before
          income taxes         (98,432)      (15,800)   (201,384)  (315,616)   (551)   (5,388)     (9,982)      (231,447)  (562,984)


Income taxes                     1,095             -           -      1,095      68         -           -              -      1,163
                             ---------      --------   ---------    --------   -----    -------     -------   -----------   --------
         Net loss              (99,527)      (15,800)   (201,384)  (316,711)   (619)   (5,388)     (9,982)      (231,447)  (564,147)


Preferred stock accretion            -             -            -         -       -      (752)          -           752   (h)     -
                             ---------      --------    ---------   --------   -----    -------     -------   ----------  ---------
         Net loss
          attributable to
          common
          stockholders       $ (99,527)     $(15,800)  $(201,384)  (316,711)  $(619)  $(6,140)    $(9,982)     $(230,695) $(564,147)
                             =========      ========   =========    ========   =====   =======     =======   ===========  =========
Basic and diluted net loss
 per share                   $   (1.51)                             $ (4.38)                                              $   (7.28)
                             =========                              ========                                              =========
Shares used in computing
 basic and diluted net
 loss per share                 66,051                     6,208 (m) 72,259
                             =========                              ========                                       798 (e)
                                                                                                                 1,688 (g)
                                                                                                                 2,798 (j)
                                                                                                                             77,543
                                                                                                                             ======

  See accompanying notes to unaudited pro forma combined condensed financial statements.

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(1)  Unaudited Pro Forma Combined Condensed Balance Sheet

Onebox

     On February 14, 2000, the Company signed a definitive agreement to acquire Onebox.com, Inc. ("Onebox"), a communications application service provider. In connection with the acquisition, which was completed on April 14, 2000, the Company issued 6,207,865 shares of its common stock in exchange for all of the outstanding common stock and preferred stock of Onebox, and assumed 1,962,975 options of Onebox for up to 261,548 shares of Phone.com common stock valued at approximately $818 million including estimated transaction costs. The transaction will be accounted for using purchase accounting.

     The pro forma combined condensed balance sheet as of March 31, 2000 gives effect to the merger as if it had occurred on March 31, 2000.

     The following adjustments have been reflected in the unaudited pro forma combined condensed balance sheet:

     (a) To adjust property and equipment to estimated fair value.

     (b) To record common stock issued to stockholders of Onebox and record applicable purchase accounting entries.

     Under purchase accounting, the total purchase price will be allocated to Onebox's assets and liabilities based on their relative fair values. Allocations are subject to valuations as of the date of the consummation of the acquisition. Amounts allocated to goodwill and other intangible assets will be amortized on a straight-line basis over estimated useful lives of 3 years. The amounts and components of the purchase price along with the preliminary allocation of the purchase price to assets purchased are as follows (in thousands):


Common stock ..................................................       $ 766,609
Fair value of options assumed .................................          31,246
Estimated transaction costs ...................................          20,000
                                                                      ---------
      Total purchase price ....................................       $ 817,855
                                                                      =========

Cash and cash equivalents .....................................       $   7,293
Other current assets ..........................................           2,560
Property and equipment (after adjustment in (a) above) ........           3,354
Other assets ..................................................             878
Liabilities assumed ...........................................          (6,066)
                                                                      ---------
      Book value of net tangible assets of Onebox .............       $   8,019
Developed and core technology .................................          14,730
Assembled workforce ...........................................             590
Covenants not to compete.......................................           4,810
In-process research and development............................           4,300
Goodwill and other intangible assets ..........................         785,406
                                                                      ---------
      Net assets acquired .....................................       $ 817,855
                                                                      =========

     The actual allocation of the purchase price will depend on Onebox's net assets on the closing date and Phone.com's evaluation of the fair value of the net assets as of the date indicated. Consequently, the actual allocation of the purchase price could differ from that presented above.

(2)  Unaudited Pro Forma Combined Condensed Statements of Operations

     The pro forma combined condensed statements of operations give effect to the acquisitions as if they had occurred on July 1, 1998.

The WAP Business of APiON

     On October 26, 1999, the Company acquired all of the outstanding capital stock of APiON Telecom Limited ("APiON") in exchange for 2,393,026 shares of its common stock. In addition, the Company also agreed to issue cash and common stock with an aggregate value of up to approximately $14,100,000 to current and former employees of APiON. APiON is a provider of WAP software products to GSM network operators in Europe and has expertise in GSM Intelligent Networks, wireless data and WAP technology. Former employees of APiON will receive consideration totaling up to approximately $6.5 million of which one third was paid in cash (approximately $2.2 million) upon the closing of the Company's secondary offering in November 1999 and two thirds is payable in common stock of the Company on the one year anniversary of the closing of the acquisition of APiON and is subject to forfeiture upon the occurrence of certain events. Current employees of APiON will receive consideration totaling up to approximately $7.6 million of which one third was paid in cash upon the closing of the Company's secondary offering and one third is payable in common stock of the Company on each of the first two anniversaries of the closing of the acquisition of APiON contingent upon continued employment. The actual number of Phone.com shares to be issued to current and former employees of APiON will depend upon the fair value of Phone.com common stock on the distribution date.

     Common stock issued to former shareholders and cash paid to current and former employees of APiON at the closing of the acquisition was included in the purchase price. Contingent common stock issuable in the future to former employees of APiON has been treated as contingent consideration. The then fair value of the common stock that is issued to the former employees of APiON upon the satisfaction of certain future events will be added to goodwill and amortized over the remaining useful life. Common stock issuable in the future to current employees of APiON has been recorded as deferred stock-based compensation.

     Total consideration given, including direct acquisition costs, aggregated approximately $245.9 million. The acquisition was accounted for as a purchase with the results of APiON included from the acquisition date. The excess of the purchase price over the fair value of tangible net assets acquired amounted to approximately $243.6 million, with $241.6 million attributable to goodwill, $1.7 million attributable to assembled workforce, $170,000 attributable to developed technology and $110,000 attributable to in-process research and development. The in-process research and development has been expensed on the acquisition date, and the intangible assets are being amortized on a straight-line basis over an estimated life of 3 years. In connection with the acquisition, the Company recorded deferred stock-based compensation in the amount of $5.1 million, which is being amortized on an accelerated basis over the vesting period of 24 months, consistent with the method described in FASB Interpretation No. 28.

     The historical balance sheet of Phone.com as of March 31, 2000 reflects the acquisition of APiON which was completed October 26, 1999.

AtMotion

     On December 21, 1999, Phone.com entered into a Merger Agreement to acquire AtMotion, Inc. ("AtMotion"), an emerging provider of Voice Portal technology. In connection with the acquisition, which was completed on February 8, 2000, the Company issued 2,280,287 shares of its common stock in exchange for all of the outstanding common stock and redeemable convertible preferred stock of AtMotion, and assumed options and warrants of AtMotion for total consideration valued at approximately $285.2 million. The stock-for-stock transaction was accounted for using purchase accounting.

     The historical balance sheet of Phone.com as of March 31, 2000 reflects the acquisition of AtMotion which was completed February 8, 2000.

Paragon

     On February 8, 2000, Phone.com entered into a definitive agreement to acquire Paragon Software (Holdings) Limited ("Paragon"), a provider of synchronization technology allowing PC-based personal information to be easily transferred to mobile devices. In connection with the acquisition, which was completed on March 4, 2000, the Company issued 3,051,015 shares of its common stock in exchange for all of the outstanding common stock of Paragon, and assumed options of Paragon for up to 397,672 shares of Phone.com common stock valued at approximately $453.7 million, together with a cash payment of $3 million and two additional deferred installments of $17 million in the aggregate to Colin Calder, payable in approximately 142,950 shares of Phone.com common stock at his election or in cash with the consent of Phone.com, and cash payments of $555,000 at closing and $3.9 million in deferred installments to be allocated among certain employees of Paragon, and estimated transaction costs of $11.6 million. The transaction was accounted for using purchase accounting.

     The historical balance sheet of Phone.com as of March 31, 2000 reflects the acquisition of Paragon which was completed March 2000.

The WAP Business of APiON

     The following adjustments have been reflected in the unaudited pro forma combined condensed statement of operations:

     (c) To reflect the accelerated amortization of deferred stock-based compensation associated with common stock of the Company to be issued to current employees of APiON in a manner consistent with Financial Accounting Standards Board Interpretation No. 28. The accelerated amortization results in 75% and 25% of the deferred stock-based compensation being amortized in the first year and second year after the closing of the acquisition of APiON, respectively.

     (d) Adjustment to record the amortization of goodwill and intangible assets resulting from the allocation of the APiON purchase price. The pro forma adjustment reflects goodwill and other intangible assets amortized on a straight-line basis over an estimated life of three years.

     (e)  To reflect the shares issued as consideration for the acquisition.


AtMotion

     The following adjustments have been reflected in the unaudited pro forma combined condensed statement of operations:

     (f) Adjustment to record the amortization of goodwill and intangible assets resulting from the allocation of the AtMotion purchase price. The pro forma adjustment assumes goodwill and other intangible assets amortized on a straight-line basis over an estimated life of three years.

     (g) To reflect common stock issued to shareholders of AtMotion. Shares to be issued for options and warrants and shares subject to repurchase until vested are excluded as they are antidilutive.

     (h)  To reverse historical accretion on preferred stock.

Paragon

     A charge of $18.1 million for the fair value of acquired in-process research and development was recorded during the quarter ending March 31, 2000, and has not been reflected in the unaudited pro forma combined condensed statements of operations for the year ended June 30, 1999.

     The following adjustments have been reflected in the unaudited pro forma combined condensed statement of operations:

     (i) Adjustment to remove the amortization of historical goodwill and intangible assets previously recorded by Paragon and to record the amortization of goodwill and intangible assets resulting from the allocation of the Paragon purchase price. The pro forma adjustment assumes goodwill and other intangible assets amortized on a straight-line basis over an estimated life of three years.

     (j) To reflect common stock issued to shareholders of Paragon. Shares to be issued for options are excluded as they are antidilutive.

     (k)  To reverse historical amortization of stock-based compensation.

Onebox

     (l) Adjustment to record the amortization of goodwill and intangible assets resulting from the allocation of the Onebox purchase price. The pro forma adjustment assumes goodwill and other intangible assets amortized on a straight-line basis over an estimated life of three years.

     (m) To reflect common stock issued to shareholders of Onebox. Shares to be issued for options and warrants and shares subject to repurchase until vested are excluded as they are antidilutive.

ITEM 7.   (c) EXHIBIT

          The following exhibit is filed herewith:

          23.01    Consent of Ernst & Young, Independent Auditors

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this amendment to report to be signed on its behalf by the undersigned thereunto duly authorized.

                                               PHONE.COM, INC.

DATE: June 28, 2000                            By: /s/ ALAN BLACK
                                                  ------------------------------
                                               Alan Black
                                               Vice President of Finance and
                                               Administration, Chief Financial
                                               Officer and Treasurer (Principal
                                               Financial and Accounting Officer)